Exhibit 3

Names and Addresses of the Underwriters

J.P. Morgan Securities LLC, Debt Capital Markets

Av. Faria Lima, 3729

Itaim Bibi - São Paulo – SP

04538-905

Banco Bradesco BBI S.A.

Av. Faria Lima, 3064 - 10th floor

Itaim Bibi - São Paulo - SP

01451-000

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Av. Faria Lima, 3400 - 11th floor

Itaim Bibi - São Paulo - SP

04538-132

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